UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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P.A.M. TRANSPORTATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.A.M. TRANSPORTATION SERVICES, INC.

297 West Henri De Tonti Boulevard

Tontitown, Arkansas 72770

(479) 361-9111

www.pamtransport.com

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 26, 2016

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To our Stockholders:

The 2016 annual meeting of stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation (“PTSI” or the “Company”), will be held at 12225 Stephens Road, Warren, Michigan 48089, on Tuesday, April 26, 2016, at 11:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following proposals:

1.

To elect eight directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified (the Board of Directors recommends a vote “FOR” the nominees named in the attached proxy statement proposal);

2.	To ratify the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm for the next fiscal year (the Board of Directors recommends a vote “FOR” this proposal); and

3.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All stockholders of record as of the close of business on March 10, 2016, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Daniel H. Cushman President and Chief Executive Officer

March 22, 2016

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

P.A.M. Transportation Services, Inc.

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Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on April 26, 2016

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P.A.M. Transportation Services, Inc.

_______________

Annual Meeting of Stockholders

April 26, 2016

PROXY STATEMENT

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of P.A.M. Transportation Services, Inc. (“PTSI” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held at 12225 Stephens Road, Warren, Michigan 48089, on Tuesday, April 26, 2016, at 11:00 a.m. local time, and at any or all adjournments or postponements of the meeting. The telephone number for our principal executive office is (479) 361-9111. This proxy statement and form of proxy are being mailed to stockholders on or about March 22, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON APRIL 26, 2016

Our combined Proxy Statement and 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.edocumentview.com/PTSI.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the Annual Meeting, including the election of directors, ratification of the appointment of our independent public accounting firm, and consideration of such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 10, 2016 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Stockholders who are “street name” holders will need to bring a copy of a brokerage statement reflecting their ownership as of the Record Date in order to attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, 7,123,111 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposal in this Proxy Statement to elect directors is not considered to be a routine matter. Therefore, without your specific instructions, your shares will not be voted on this matter and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm is considered a routine matter, and therefore, if beneficial owners fail to give voting instructions, brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

If, as of the Record Date, you are a stockholder of record and you attend the meeting, you may vote in person at the meeting. The authorized capital stock of PTSI consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on March 10, 2016, there were 7,123,111 shares of common stock eligible to vote.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and

(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “nonroutine” matters absent specific voting instructions from the beneficial owners of such shares.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the Board recommends a vote:

●	“FOR” the election of the nominated slate of directors; and

●	“FOR” the ratification of the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm.

What vote is required to approve each proposal?

●

Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.

●

Other Proposals. For each other proposal, the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” or not marked at all with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Are there other matters to be voted on at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this proxy statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings or personal conversation, or by telephone, facsimile or electronic means. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

How many Directors are there?

Our Amended and Restated By-Laws (the “Bylaws”) provide that the number of directors shall not be less than three nor more than fifteen members, with the precise number to be fixed by resolution of the stockholders or the Board of Directors. Currently, we have eight directors. The Board of Directors has recommended eight nominees for election at the Annual Meeting.

How long do Directors serve?

Our Bylaws provide that each Director shall hold office until the Annual Meeting of stockholders held next after his election and until his successor has been duly elected and has qualified, or until his resignation, removal from office, or death. The stockholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the stockholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to promptly submit your proxy.

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PROPOSAL ONE

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ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. Members of our Board are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Our Board has nominated for re-election all of the current directors. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Frederick P. Calderone	Director Since 1998

Frederick P. Calderone, age 65, has served as a Vice President of CenTra, Inc. for the past 25 years. CenTra is a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte LLP). Mr. Calderone is a certified public accountant and an attorney. He has served as a director of PTSI since May 1998. He has extensive experience in finance and accounting. Because he has served as director of PTSI for over 18 years, he has an enhanced knowledge of PTSI’s corporate governance, personnel matters and growth strategy. These experiences qualify him for service on the Board of PTSI.

Daniel H. Cushman	Director Since 2009

Daniel H. Cushman, age 61, has served as President and Chief Executive Officer since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”), from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises. These experiences and his knowledge of the day-to-day operations and management of the Company qualify him to serve on the Board of PTSI.

W. Scott Davis	Director Since 2007

W. Scott Davis, age 53, is Vice Chairman and Chief Financial Officer of Clearview International, LLC, a data center business headquartered in Dallas, Texas. He has been an investor in Clearview since June 2009. He was a Partner and Senior Managing Director of Rock Financial Partners, LLC from April 2009 to December 2013. From August 2006 to April 2009, he served as the President and sole owner of WS Davis, Inc., the company through which he performed his consulting work. From 1987 to 2006, Mr. Davis worked for Stephens Inc., an investment banking firm, including serving as an Executive Vice President of Stephens Inc. from 2002 to 2006. Mr. Davis has served as a director of PTSI since August 2007. He has extensive experience in the investment banking industry. He currently serves as Chairman of our Audit Committee. His extensive experience in financial statement analysis and review qualifies him to serve on the Board and as a member of the Audit Committee of PTSI.

Norman E. Harned	Director Since 2014

Norman E. Harned, age 75, retired as Vice President, Treasurer and Secretary of CenTra, Inc. in 2007, after 35 years of service to CenTra and its predecessor companies. Prior to joining CenTra, Mr. Harned was a senior on the audit and tax staff of Haskins & Sells, Certified Public Accountants (later Deloitte, Haskins & Sells and now Deloitte LLP). Mr. Harned is a certified public accountant. He has served on the board of directors of Durarock Reinsurance, Ltd., a reinsurance company, since 1985. Mr. Harned became a director of PTSI in March 2014. He currently serves on the Audit Committee. His extensive experience as an executive in the transportation industry and his experience and certification as a professional accountant qualify him to serve on the Board and as a member of the Audit Committee of PTSI.

Franklin H. McLarty	Director Since 2014

Franklin H. McLarty, age 41, is the President and Chief Executive Officer of RML Automotive (formerly RLJ McLarty Landers Automotive Holdings) (“RML”), one of the nation’s largest automotive retailers. He is also Senior Vice President and a board member of the McLarty Companies, a fourth-generation family transportation business. Prior to joining RML’s predecessor firm, McLarty-Landers LLC, in 2005, Mr. McLarty served as Vice President of McKibbon Hotel Group from 2003 to 2005 and previously as a managing director of Miami, Florida, based hotel company, Seaway Group. He currently serves on Seaway Group’s advisory board and is a board member of Tire Group International, LLC, a Miami-based international wholesale tire distributor. Mr. McLarty became a director of PTSI in May 2014. He currently serves on the Audit Committee. Mr. McLarty’s extensive financial and transportation-related experience as an executive in the automotive industry and his insight into the Company’s customer base qualify him to serve on the Board and as a member of the Audit Committee of PTSI.

Manuel J. Moroun	Director Since 2002

Manuel J. Moroun, age 88, is a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan and has served as Chief Executive Officer of CenTra since 1970. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of PTSI since 2002. Mr. Moroun also has served as a director of Universal Truckload Services, Inc. (NASDAQ: UACL) since 2004. Manuel J. Moroun is the father of Matthew T. Moroun. With over 50 years experience in starting and managing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s business planning and performance. These experiences qualify him for service on the Board of PTSI.

Matthew T. Moroun	Director Since 1992

Matthew T. Moroun, age 42, has served as Vice Chairman and as a director of CenTra, Inc., a holding company based in Warren, Michigan, since 1993. Mr. Moroun is the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of PTSI since 1992 and as Chairman of the Board since 2007. Mr. Moroun has served as a director and as Chairman of the Board of Universal Truckload Services, Inc. (NASDAQ: UACL) since 2004. Matthew T. Moroun is the son of Manuel J. Moroun. Mr. Moroun’s extensive leadership experience with businesses providing transportation and logistics services brings invaluable perspective and insight to the Board’s role of evaluating the Company’s business planning and performance. This experience and insight qualify him for service as Chairman of the Board of PTSI.

Daniel C. Sullivan	Director Since 1986

Daniel C. Sullivan, age 75, has been a practicing attorney for over 48 years, specializing in transportation law for more than 47 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director of PTSI since June 1986. Mr. Sullivan has also served as a member of the Board of Directors of Universal Truckload Services, Inc. (NASDAQ: UACL) since November 2004. He currently serves on the Audit Committee of PTSI. He has extensive knowledge in the field of transportation law. His long history on the Board and experience in the transportation industry, including the financial imperatives of a truckload carrier operation and a related motor carrier broker operation, give him an in-depth understanding of PTSI’s customer base, industry structure, operating history, growth strategy and corporate governance. This knowledge and experience qualifies him for service on the Board and as a member of the Audit Committee of PTSI.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the eight director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Stockholders Vote

 FOR

 Each of the Nominees Named Above

CORPORATE GOVERNANCE

Director Independence

NASDAQ listing standards generally require that a majority of our Board of Directors be independent. Recently, our Board of Directors reviewed the independence of directors and determined that four of our directors, Messrs. Davis, Harned, McLarty and Sullivan, meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Because more than 50% of the voting power of our company is controlled by Matthew Moroun and a trust of which Mr. Matthew Moroun is a co-trustee, we have elected to be treated as a “controlled company” in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Daniel H. Cushman is the President and CEO. This separation of Chairman and CEO allows for greater oversight of PTSI by the Board. The Board is actively involved in oversight of risks that could affect PTSI. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within PTSI.

Board Meetings

During 2015, our Board of Directors held six meetings. All directors attended at least 75% of the meetings of our Board, including committees on which they then served, during the period that they served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of March 15, 2016, is as follows:

Audit Committee	Compensation Committee	Executive Committee
W. Scott Davis*	Daniel H. Cushman	Daniel H. Cushman
Norman E. Harned	Matthew T. Moroun*	Matthew T. Moroun*
Franklin H. McLarty
Daniel C. Sullivan

* Committee chairman

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has four members. Each of the members of the Audit Committee is an independent director as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee has a charter that has been approved by our Board of Directors and is available on our website, at www.pamtransport.com under the caption of “Investors.”

The Audit Committee met four times in 2015. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Messrs. Davis, Harned and McLarty, who are members of the Audit Committee, are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. Following the retirement of two of our independent directors effective as of our Annual Meeting in 2013, our Board of Directors elected to appoint our Chairman of the Board and our CEO as the two members of our Compensation Committee based on our status as a “controlled company” under the NASDAQ Listing Rules. The Compensation Committee met one time in 2015. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee’s responsibilities and authority include:

●	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

●	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

●	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for executive officers and key employees other than our CEO;

●	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

●	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

●	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Board also determines the compensation of our directors and administers our equity-based compensation plans with respect to awards to our named executive officers and our directors. If a member of a committee of our Board of Directors is absent from a meeting, the Bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. The Compensation Committee operates without a written charter.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with the Bylaws between regular meetings of our Board. The Executive Committee did not meet during 2015.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. However, so long as the Company continues to be a controlled company (within the meaning of NASDAQ Rule 5615(c)), the Board of Directors may be guided by the recommendations of the Company’s majority stockholder in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Allen W. West, at Post Office Box 188, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board of Directors. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a stockholder.

Communications with Directors and Attendance at the Annual Meetings

Stockholders may communicate directly with our Board of Directors as a group by writing to our Board of Directors, care of the Secretary of PTSI, Post Office Box 188, Tontitown, Arkansas 72770. Our Secretary will review all of the correspondence and regularly forward to our Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deals with the functions of our Board of Directors or any of its committees or that our Secretary otherwise determines requires the attention of our Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board of Directors has a policy of encouraging our directors to attend the annual meetings of the stockholders. In 2015, all of our then-current directors attended the Annual Meeting.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Ethics on our website at www.pamtransport.com under the caption “Investors”. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

In 2015, Messrs. Matthew T. Moroun and Daniel H. Cushman served as members of the Compensation Committee for the full year as allowed under NASDAQ Rule 5615(c) based on the Company’s status as a controlled company. Mr. Cushman is currently President and CEO of PTSI. Mr. Moroun is Chairman of the Board of Directors and our largest stockholder. Information regarding certain transactions between PTSI and entities controlled by Mr. Moroun is provided in the section entitled “Transactions With Related Persons” on page 27 of this proxy statement. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

AUDIT COMMITTEE REPORT

Each current member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.

The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

●	the accounting and financial reporting process;

●	audits of financial statements and internal control over financial reporting; and

●	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with PTSI’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee and Grant Thornton also reviewed management’s assessment included in management’s report on internal control over financial reporting and Grant Thornton’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

The Audit Committee has discussed with Grant Thornton that firm’s independence from management and us, and has received from Grant Thornton the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee Members

W. Scott Davis, Chairman

Norman E. Harned

Franklin H. McLarty

Daniel C. Sullivan

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee Members

Matthew T. Moroun, Chairman

Daniel H. Cushman

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our primary goal for the compensation of our executive officers is to create long-term value for our stockholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our stockholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with us.

Executive Officers of PTSI

Our executive officers are Daniel H. Cushman and Allen West.

Name	Age	Position	Years of Service
Daniel H. Cushman	61	President and Chief Executive Officer	7
Allen W. West	48	Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	19

___________________________

Daniel H. Cushman. Mr. Cushman, age 61, has served as President and CEO since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”) from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises.

Allen W. West. Mr. West, age 48, has served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer since June 2013. Mr. West served as Vice President of Tax and Financial Reporting of PTSI from 2007 to June 2013 and as Director of Tax from 1997 to 2007. Prior to joining PTSI, Mr. West served in various capacities within the trucking industry and within public accounting. He is a Certified Public Accountant and a Chartered Global Management Accountant.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and long-term equity incentives. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our stockholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of equity awards includes achieving specified financial results, the equity awards also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Historically, the compensation of our executive officers has been based primarily on the judgment of the Compensation Committee of our Board of Directors. Following the retirement of two of our former independent directors effective at our Annual Meeting on May 23, 2013, the Board of Directors appointed our Chairman, Mr. Matthew Moroun, and our CEO, Mr. Daniel Cushman, to the Compensation Committee in accordance with the exemption from the compensation committee independence requirements for controlled companies under NASDAQ Rule 5615(c). Currently, the Compensation Committee determines the compensation for our officers and key employees other than the CEO, while the Board of Directors makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers.

In determining compensation for our executive officers, the Compensation Committee and the Board consider competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation. The Compensation Committee and the Board review and evaluate many factors, including:

●	PTSI’s performance and growth;

●	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

●	leadership qualities;

●	ability to achieve strategic objectives;

●	scope and performance of business responsibilities;

●	management experience and effectiveness;

●	individual performance and performance as a management team;

●	current compensation arrangements; and

●	long-term potential to maintain and enhance value for our stockholders.

The Board members generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements but strive to achieve an appropriate mix between annual base salary, cash incentive compensation and long-term equity incentives to meet our objectives.

The Board members receive regular updates on our business results from management and review the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Board members may also review information, such as reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably–sized companies in our industry to assess our comparative performance and organizational structure. The Board members use management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Board members take the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our stockholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our stockholders.

Based on these reports, the Board members regularly evaluate both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize stockholder returns while providing enhanced retention value for key executives.

Annual Cash Compensation

Base Salary. Each of our named executive officers receives an annual base salary to compensate him for services performed during the year. The base salary for each named executive is established based on the scope of his responsibilities, his level of experience and expertise, and his abilities to lead and direct the Company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The initial base salary of our CEO was established in accordance with his employment agreement. Base salaries are reviewed and adjusted by the Compensation Committee or the Board, as applicable, on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table” and the accompanying narrative disclosure.

Cash Incentive Compensation. The Compensation Committee’s and the Board’s practice is to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and the Company’s performance. The Committee and the Board believe this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our stockholders.

In August 2015, the Board approved a short-term cash incentive plan for 2015 for the Company’s named executive officers and certain other employees providing for cash bonus awards to be determined based on the achievement of certain revenue growth and operating ratio performance targets as of December 31, 2015. The amount of the bonus could vary from zero to 100% of base salary for Mr. Cushman, our CEO, and from zero to 60% of base salary for Mr. West, our Chief Financial Officer (“CFO”). Under the plan, if the Company’s revenue growth during 2015 exceeded 5%, as compared to 2014 revenue achieved, and the operating ratio for 2015 was less than 92%, Mr. Cushman would receive a bonus ranging from 60% to 90% of his base salary and Mr. West would receive a bonus ranging from 20% to 50% of his base salary, with the applicable base salary being the executive’s base salary in effect at December 31, 2015. If the Company’s revenue growth during 2015 exceeded 8.5%, as compared to 2014 revenue achieved, and the operating ratio for 2015 was less than 93%, Mr. Cushman would receive a bonus ranging from 60% to 100% of his base salary and Mr. West would receive a bonus ranging from 20% to 60% of his base salary, with the applicable base salary being the executive’s base salary in effect at December 31, 2015. The maximum bonus would be earned if revenue growth exceeded 8.5% for 2015 at an operating ratio for 2015 of less than 89%. For purposes of the plan, operating ratio equals the Company’s operating expenses for 2015, divided by the Company’s operating revenues for 2015, as each is determined in accordance with U.S. generally accepted accounting principles, except that both operating revenues and operating expenses are reduced by the amount of fuel surcharge revenue and each exclude operating revenues and operating expenses associated with the Brokerage and Logistics division. The determination of revenue growth included an adjustment to 2014 base revenues to account for significant changes to a certain customer’s fuel surcharge program which had the effect of moving base revenues to the excluded fuel surcharge category during 2015. For purposes of the bonus determination, the Company’s revenue growth achieved for 2015 was 8.6% and the operating ratio for 2015 was 88.4%, resulting in cash bonuses to Messrs. Cushman and West of $500,032 and $171,007, respectively, representing the maximum bonus amount for which each executive was eligible. The terms of the plan provide that 50% of the bonus amount will be paid in 2015 and the remaining 50% of the bonus amount will be paid in equal installments of 12.5% of the bonus amount awarded during each of the next four succeeding years.

In August 2014, the Board approved a short-term cash incentive plan for 2014 for the Company’s named executive officers and certain other employees providing for cash bonus awards to be determined based on the achievement of certain operating ratio performance targets as of December 31, 2014. The amount of the bonus could vary from zero to 100% of base salary for Mr. Cushman, our CEO, and from zero to 60% of base salary for Mr. West, our CFO. Under the plan, if the Company’s operating ratio for 2014 was less than 97%, Mr. Cushman would receive a bonus ranging from 20% to 100% of his base salary and Mr. West would receive a bonus ranging from 20% to 60% of his base salary, with the applicable base salary being the executive’s base salary in effect at December 31, 2014. The maximum bonus would be earned at an operating ratio for 2014 of less than 93%. For purposes of the plan, operating ratio equals the Company’s operating expenses for 2014, divided by the Company’s operating revenues for 2014, as each is determined in accordance with U.S. generally accepted accounting principles, except that both operating revenues and operating expenses are reduced by the amount of fuel surcharge revenue. This plan modified and replaced a similar cash bonus incentive plan adopted by the Board in May 2014 that would have awarded bonuses to the Company’s named executive officers and certain other employees based on the achievement of certain similar operating ratio as well as revenue growth performance targets, with bonus amounts ranging from zero to 120% of base salary. The Company’s operating ratio for 2014 was 92.7%, resulting in cash bonuses to Messrs. Cushman and West of $470,028 and $150,010, respectively, representing the maximum bonus amount for which each executive was eligible. The terms of the plan provided that 50% of the bonus amount would be paid in 2015 and the remaining 50% of the bonus amount would be paid in equal installments of 12.5% of the bonus amount awarded during each of the next four succeeding years.

During January 2014, as authorized by Board, the Compensation Committee awarded a discretionary cash bonus to Mr. Cushman in the amount of $224,500 and to Mr. West in the amount of $75,000. The terms of Mr. Cushman’s bonus provided that 30% of the bonus was paid immediately, while the remaining 70% will be paid in equal installments of 17.5% of the bonus amount awarded during each of the next four succeeding years, subject to his continued employment with the Company. The terms of Mr. West’s bonus provided that 46.8% of the bonus was paid immediately, while the remaining 53.2% of the bonus will be paid in equal installments of 13.3% of the bonus amount awarded during each of the next four succeeding years, subject to his continued employment with the Company.

During April 2013, the Compensation Committee awarded a discretionary cash bonus to Mr. Cushman in the amount of $180,000. The terms of the bonus provided that 40% of the bonus amount awarded was paid immediately, while the remaining 60% is to be paid at the rate of 15% of the bonus amount awarded during each of the next four succeeding years, subject to his continued employment with the Company. The Compensation Committee also paid Mr. West, in his prior role with the Company, a one-time discretionary cash bonus of $5,000.

Other Compensation

Long-Term Equity Incentives. Long-term equity incentives are awarded to our named executive officers as part of our overall compensation package, and have historically been provided through stock options granted under our 2006 Stock Option Plan (the “2006 Plan”), which was adopted by the Board of Directors in March 2006 and approved by our stockholders in May 2006. The 2006 Plan provided for the issuance of stock options for up to 750,000 shares of our common stock, subject to adjustments, to our officers, directors, key employees and consultants. On March 13, 2014, our Board of Directors adopted and on May 29, 2014, our stockholders approved an Amended and Restated Stock Option and Incentive Plan (the “2014 Plan”), which also authorizes grants of additional types of awards, including restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. The shares which remained available under the 2006 Plan were carried over to the 2014 Plan and are reserved for the issuance of stock awards under the 2014 Plan.

The Compensation Committee and the Board believe that long-term equity incentives, such as stock options and restricted stock, are consistent with the Company’s philosophy and represent an additional vehicle for aligning management’s interests with the interests of our stockholders. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Board members consider, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price.

On November 14, 2014, the Company issued restricted shares of our common stock to our executive officers and other key employees, including 5,000 shares to Mr. Cushman and 1,250 shares to Mr. West. The restricted shares vest in five equal installments, the first of which vested immediately and the remainder of which will vest on the anniversary of the grant date in each of the next four years. These restricted stock awards replaced awards in the same amounts granted on November 15, 2013, which were cancelled by the Board.

We did not grant any restricted shares of our common stock to our executive officers in 2015. In addition, we did not grant any stock options to our executive officers in 2015, 2014, or 2013.

Retirement and Health Benefits. We sponsor a retirement savings plan for all of our eligible employees, including our executive officers. The plan qualifies under section 401(k) of the Internal Revenue Code, as amended. This plan allows eligible employees to make tax deductible contributions to the plan. We make employer matching contributions to the plan for each eligible employee. The matching contributions are 50% of each participating employee’s voluntary contribution up to 3% of the participant’s compensation. These matching contributions vest at the rate of 20% each year until fully vested after five years.

We offer health, vision and dental insurance to our executive officers.

Perquisites. We allow each of our executive officers to use a company owned automobile. With the exception of this perquisite, our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses.

Post-Employment Compensation. We do not provide a defined benefit pension plan or post retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of PTSI.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or certain of the company’s other most highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the company’s performance meets pre-established objective goals based on performance criteria approved by the stockholders). We periodically review the potential consequences of Section 162(m) and may structure some or all of the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m). None of the compensation paid to our executive officers for 2015 was structured to be “qualifying performance-based” compensation. For 2015, we were not precluded by Section 162(m) from deducting any compensation that we paid to our executive officers.

Share Ownership Guidelines

We do not have stock ownership requirements for our executive officers. However, each of our executive officers owns shares of our common stock as well as options to acquire shares of our common stock.

Role of Executive Officers in the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation Committee and the Board, with significant input from our Chairman of the Board and our CEO. Annual base salary is generally determined annually but may be determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation. The committee and the Board retain considerable flexibility in deciding when to address these matters. In making its compensation decisions, the Board members will usually seek input from the executive officers. However, the Board makes the final decisions on compensation of our CEO and on equity awards to our executive officers, and the committee makes the final decisions on other compensation to our executive officers. The committee is authorized to utilize compensation consultants. Neither the committee nor the Board utilized a compensation consultant regarding 2015 executive compensation.

Stockholder Approval of the Company’s Compensation Programs

At our 2014 Annual Meeting of Stockholders, we held our second advisory vote on executive compensation, commonly referred to as “say on pay.” Our stockholders overwhelmingly approved the “say on pay” resolution presented with more than 99% of the shares represented in person or by proxy at the meeting voting to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. At our 2011 Annual Meeting of Stockholders, over 70% of the shares voted (excludes abstentions and broker non-votes) were in favor of our recommendation to hold the “say on pay” vote every three years. As such, the next stockholder vote on “say on pay” as well as the next stockholder vote on the frequency of future “say on pay” votes are scheduled for 2017.

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Summary Compensation Table

The following table provides information regarding the compensation earned by the executive officers for the three years ended December 31, 2015.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Daniel H. Cushman	2015	496,377	-	-	-	500,032	12,869	1,009,278
President and Chief	2014	461,173	224,500	213,950	-	470,028	13,018	1,381,969
Executive Officer	2013	447,000	180,000	90,850	-	-	2,184	720,034

Allen W. West	2015	278,349	-	-	-	171,007	7,623	456,979
Vice President of Finance,	2014	228,874	75,000	53,313	-	150,010	7,623	514,820
Chief Financial Officer,	2013	173,486	5,000	22,713	-	-	-	201,199
Secretary and Treasurer

(1)

The amount shown for Mr. Cushman for 2014 represents a discretionary cash bonus that was awarded and paid at the rate of 30% during 2014 with the remaining 70% being paid at the rate of 17.5% of the bonus amount awarded during each of the next four years. The amount shown for Mr. West for 2014 represents a discretionary cash bonus that was awarded and paid at the rate of 46% during 2014 with the remaining 54% being paid at the rate of 13.5% of the bonus amount awarded during each of the next four years. Amounts shown for 2013 represent discretionary cash bonuses that were awarded and paid at the rate of 40% during 2013 with the remaining 60% being paid at the rate of 15% of the bonus amount awarded during each of the next four years.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 “Stock-Based Compensation” to our consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of our Annual Report to the SEC on Form 10-K for each respective year. The stock awards granted in 2013 were cancelled during 2014 and replaced by the 2014 stock awards.

(3)

Amounts shown for 2015 represent cash bonuses earned under a short-term incentive plan, which will be paid at the rate of 50% of the bonus amount during 2015 and the remaining 50% to be paid at the rate of 12.5% of the bonus amount awarded during each of the next four succeeding years. Amounts shown for 2014 represent cash bonuses earned under a short-term incentive plan, which will be paid at the rate of 50% of the bonus amount during 2014 and the remaining 50% to be paid at the rate of 12.5% of the bonus amount awarded during each of the next four succeeding years.

(4)	Amounts shown represent employer matching contributions under our section 401(k) qualified retirement savings plan and the fair value of the use of company-owned automobiles.

Employment Agreements

Daniel H. Cushman. On June 29, 2009, we entered into an employment agreement with our President and CEO, Mr. Cushman. Pursuant to the agreement, the Company agreed to pay Mr. Cushman an initial annual salary of $400,000. In addition, at the beginning of his employment, he received a bonus of $55,000 to be used at his discretion toward expenses for his relocation to Tontitown, Arkansas, and the sale of his home in Nebraska. The Company also agreed to reimburse Mr. Cushman for up to $1,800 per month for up to eighteen months for temporary living expenses. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

The annual base compensation for Mr. Cushman set forth in the employment agreement was determined by the Compensation Committee and recommended to, and approved by, our Board of Directors. Under the terms of the agreement, Mr. Cushman’s performance is reviewed annually for changes in base compensation and bonus. Mr. Cushman currently earns an annual salary of $500,000.

Allen W. West. The Company currently does not have a written employment agreement with Mr. West. Mr. West currently earns an annual salary of $285,000.

Our executive officers may participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business.

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers’ total compensation. As indicated in the Summary Compensation Table, the proportion for 2015 that salary and bonus were of total compensation ranged from 98% to 99% for our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2015, regarding equity awards, including unexercised stock options, for each of the executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel H. Cushman	-	19,600 (1)	-	10.90	05/24/2022	3,000	82,770 (4)	-	-
	4,000 (2)	-	-	11.22	11/30/2020	-	-	-	-
	400 (3)	400 (3)	-	11.22	11/30/2020	-	-	-	-

Allen W. West	400 (2)	-	-	11.22	11/30/2020	750	20,693 (4)
	-	25 (3)	-	11.22	11/30/2020	-	-	-	-

(1)	Options granted on 5/24/2012 and vest at a rate of 20% annually beginning on the first anniversary of the grant date.

(2)	Options granted on 11/30/2010 and vest at a rate of 20% annually beginning on the first anniversary of the grant date.

(3)

Performance-based options granted on 11/30/2010 which were earned during the second quarter of 2011 as a result of meeting specified performance criteria during the second quarter of 2011. Performance-based options vest at a rate of 20% annually from the date the option was earned.

(4)	Based on the closing market price of $27.59 per share of PTSI’s common stock as reported on the NASDAQ Global Market on December 31, 2015.

Options Exercised and Stock Vested

The following table contains information about stock options exercised and restricted stock awards vested by each of our named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($)

Daniel H. Cushman	13,800	650,977	1,000	38,530

Allen W. West	450	20,408	250	9,633

Potential Payments Upon Termination or Change In Control

Generally, employment agreements that we enter into with any of our executive officers provide for payments that may be made to the executive officers following termination of their employment. The potential payments under our employment agreement with Mr. Cushman and other payments to which are executive officers are entitled upon termination are discussed below and quantified in the tables that follow. We do not have any agreements or plans that provide for payments to any of our executive officers based on the occurrence of a change in control of PTSI.

No Payments If There Is a Termination for Just Cause

In the event that one of our executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our executive officers, we would pay the executive officer his base salary through the date of death.

Payments Upon Disability

In the event that an executive officer becomes disabled and is unable to perform his duties, we may terminate his employment. If Mr. Cushman’s employment is terminated due to disability, he is entitled to receive his base salary and benefits for six months following the termination of his employment.

Payments Upon Termination Based on Our Best Interest

In the event that an executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Cushman would be entitled to receive his base salary and benefits for a period of six months following the termination of his employment, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months.

Payments Upon Resignation, Including Retirement

Mr. Cushman has the right to resign by providing three months written notice of his intent to resign. Following such notice, we may terminate the executive’s employment before the end of the three month notice period. In the event the officer resigns with the required three months notice or is terminated following such notice, Mr. Cushman would be entitled to receive his base salary and benefits through the end of the three month notice period.

Employee Obligations

Under his employment agreement, Mr. Cushman has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, for one year after his employment with us terminates. Mr. Cushman has an additional condition that in the event he is terminated because such termination is in the best interest of the Company, the duration of his covenant not to compete is for six months, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. Mr. Cushman has also agreed that he will not at any time encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If Mr. Cushman were to hire from us one of our employees, he has agreed to pay us 30% of the employee’s first year’s gross compensation. Under the employment agreement, Mr. Cushman has also agreed to maintain the confidentiality of our proprietary information.

Options and Stock Awards

Messrs. Cushman and West each holds options to acquire shares of our common stock that were granted under our 2006 Stock Option Plan. In general, stock options granted under the 2006 Stock Option Plan that are vested may be exercised within three months after termination of employment without cause. However, if the executive’s employment terminates due to death or disability, earned shares and vested shares may be exercised within one year after the date of termination, but not later than the expiration date of the option.

In November 2014, Messrs. Cushman and West each received restricted shares of our common stock, which vest in five equal installments, with the first 20% vesting immediately on the grant date and the remainder to vest 20% annually beginning on the first anniversary of the grant date. In general, the unvested shares are forfeited at the time of termination. However, if the executive’s termination is without cause or is due to death, disability or retirement upon or after reaching age 65, all unvested shares of restricted stock held by the executive at the time of his termination would immediately become fully vested.

Table of Payments Upon Termination of Employment

The following tables provide information regarding amounts payable to each of our named executive officers in connection with a termination of his employment. The amounts shown assume that termination of employment was effective as of December 31, 2015, the last business day of our 2015 fiscal year, and include estimates of the amounts that would be paid. Amounts payable to Mr. Cushman under his employment agreement would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer’s termination of employment. No amounts would have been payable to Mr. West upon a termination of his employment as of December 31, 2015 other than salary earned through the date of termination and payable pursuant to the Company’s regularly scheduled payrolls and shares of common stock representing unvested restricted stock awards that would vest upon his termination.

	Daniel H. Cushman
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	-	-	250,000	500,000	125,000	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation (2)	-	82,770	82,770	82,770	-	82,770
Total:	-	82,770	332,770	582,770	125,000	82,770

(1)

Mr. Cushman is entitled to receive his base salary and benefits for a period of six months following termination in the best interest of the Company, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors would elect to extend Mr. Cushman’s covenant not to compete for one year. If this option is not exercised the amount owed to Mr. Cushman for termination in the best interest of the Company would be $250,000.

(2)

Represents unvested shares of restricted stock that would vest immediately upon termination, based on the closing market price of $27.59 per share of PTSI’s common stock on December 31, 2015 as reported on the NASDAQ Global Market.

	Allen W. West
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	-	-	-	-	-	-
Non-Equity Incentive Plan Compensation	-	-	-	-	-	-
All Other Compensation (1)	-	20,693	20,693	20,693	-	20,693
Total:	-	20,693	20,693	20,693	-	20,693

(1)

Represents unvested shares of restricted stock that would vest immediately upon termination, based on the closing market price of $27.59 per share of PTSI’s common stock on December 31, 2015 as reported on the NASDAQ Global Market.

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Director Compensation for 2015

The following table provides information about the compensation of our directors for the year ended December 31, 2015.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Frederick P. Calderone	30,000	10,022	-	-	-	-	40,022
W. Scott Davis	40,000	10,022	-	-	-	-	50,022
Norman E. Harned	34,000	10,022	-	-	-	-	44,022
Franklin H. McLarty	34,000	10,022	-	-	-	-	44,022
Manuel J. Moroun	30,000	10,022	-	-	-	100,000	140,022
Matthew T. Moroun	105,000	10,022	-	-	-	-	115,022
Daniel C. Sullivan	34,000	10,022	-	-	-	-	44,022

(1)

Our CEO and President, Mr. Cushman, who is also a director, has been omitted from this table because he receives no additional compensation for serving on our Board of Directors. Mr. Cushman’s compensation is included in the Summary Compensation Table.

(2)

The amounts shown represent the compensation expense that we recognized in 2015, determined in accordance with FASB ASC Topic 718, for shares of our common stock issued to our non-employee directors as a stock retainer. Information regarding assumptions made for purposes of determining these amounts is in Note 12 “Stock-Based Compensation” to our 2015 consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2015. On March 31, 2015, each of our non-employee directors was awarded 175 unrestricted shares of common stock under our 2014 Amended and Restated Stock Option and Incentive Plan. The grant date fair value of $57.27 for each of these shares was determined based on the closing price on March 31, 2015.

(3)

As of December 31, 2015, our non-employee directors held the following option awards to acquire our common stock: Messrs. Manuel Moroun and Matthew Moroun, options for 12,000 shares; Mr. Davis, options for 5,000 shares.

(4)

Amounts paid to Mr. Manuel Moroun for 2015 represented payments under his Consulting Agreement with PTSI. The Consulting Agreement was entered into on December 6, 2007, with an initial term of one year and automatic renewals for four additional one-year periods. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments. During 2013, the Company renewed this agreement under the same terms and conditions for an additional five-year period.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2015, we paid our non-employee directors an annual retainer of $30,000, in quarterly installments, and a stock retainer valued at $10,000 based on the closing price of our common stock on March 31, 2015, the date of the award. The Chairman of the Board, which is a non-officer position, was paid an annual retainer of $100,000, and the chairmen of our Audit Committee and our Compensation Committee were paid additional annual retainers of $10,000 and $5,000, respectively. Members of our Audit Committee, other than the chairman, were paid an additional retainer of $4,000. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 3, 2016, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Owned	Shares Held in Trust	Options Exercisable Within 60 Days	Shares Beneficially Owned (1)	Percent of Class (2)
5% Stockholders:
Dimensional Fund Advisors LP (3)	536,970	-	-	536,970	7.54%
Directors and Named Executive Officers:
Frederick P. Calderone	679	-	-	679	*
Daniel H. Cushman	3,000	-	4,400	7,400	*
W. Scott Davis (4)	19,139	1,987	5,000	26,126	*
Norman E. Harned	679	-	-	679	*
Franklin H. McLarty	175	-	-	175	*
Matthew T. Moroun (5)	1,080,090	3,092,000	10,000	4,182,090	58.63%
Manuel J. Moroun (6)	6,679	-	10,000	16,679	*
Daniel C. Sullivan	23,679	-	-	23,679	*
Allen W. West	250	-	400	650	*
Directors and named executive officers as a group	1,134,370	3,093,987	29,800	4,258,157	59.53%
Total Outstanding Shares as of March 3, 2016					7,123,111

*	Denotes less than one percent.

(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 3, 2016, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to stock options granted under our stock option plans that are currently exercisable or become exercisable within 60 days of March 3, 2016.

(2)	The percentages shown are based on the 7,123,111 shares of our common stock outstanding as of March 3, 2016, plus the number of shares that the named person or group has the right to acquire within 60 days of March 3, 2016. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 3, 2016 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)	Based upon a Schedule 13G amendment, dated February 9, 2016, filed by Dimensional Fund Advisors LP, a Delaware Limited Partnership, which indicates that as of December 31, 2015, Dimensional Fund Advisors LP had the sole power to dispose of 536,970 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the 536,970 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. We make no representation as to the accuracy or completeness of the information reported.

(4)	Includes 1,987 shares held in trusts for Mr. Davis’ children, for which Mr. Davis serves as trustee.

(5)	Includes 1,080,090 shares owned directly, 10,000 options available for exercise, and 3,092,000 shares held in a trust of which Mr. Matthew Moroun is a co-trustee and a beneficiary (the “Moroun Trust”). Mr. Hal M. Briand is co-trustee with Mr. Matthew Moroun of the Moroun Trust and may therefore also be deemed to beneficially own the shares held by the Moroun Trust. The business address of each of Messrs. Moroun and Briand is 12225 Stephens Road, Warren, Michigan 48091.

(6)	Does not include the 4,182,090 shares shown in the table as being beneficially owned by Mr. Manuel Moroun’s son, Mr. Matthew Moroun.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2015 were timely filed.

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____________________________________________________

PROPOSAL TWO

____________________________________________________

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2015, were audited by Grant Thornton LLP, an independent registered public accounting firm. In 2015, the Audit Committee selected Grant Thornton LLP as our principal independent auditor for the year ending December 31, 2016.

Stockholders’ ratification of the selection of Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2016 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of PTSI and our stockholders.

We are not presently expecting that representatives of Grant Thornton LLP will attend the annual meeting of stockholders.

Your Board of Directors Recommends that Stockholders Vote

FOR

the Ratification of the Appointment of Grant Thornton LLP

as PTSI’s Independent Registered Public Accounting Firm

for the 2016 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2015 and 2014.

	2015	2014
Audit Fees (1)	$278,370	$276,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$278,370	$276,000

(1)

Includes the aggregate fees billed for professional services rendered for 2015 and 2014 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the Audit Committee, and the authority delegated to members of the Audit Committee was not used.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Mr. Matthew Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, Chairman of the Compensation and Stock Option Committee and the Executive Committee of our Board of Directors, and our largest stockholder. He is the controlling stockholder, Vice Chairman and a director of CenTra, Inc., a transportation holding company based in Warren, Michigan. He is also the Chairman and controlling stockholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan. Our director, Mr. Manuel Moroun, is the President and Chief Executive Officer of CenTra, and controls a trust that is the other major stockholder of CenTra. He is also a stockholder of Oakland Financial Corporation.

During 2015, certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, paid us a total of $11,509,887. These payments represent freight transportation charges of $11,231,668, maintenance services performed in our maintenance facilities of $6,854, real estate rent and upkeep of $201,265, leases of revenue equipment of $2,600, and proceeds on sales of revenue equipment of $67,500.

During 2015, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in the aggregate amount of $15,796,111. These payments are described below.

Payments of $287,287 were made for real estate leases during 2015 which include maintenance facilities in two states and trailer drop yards in thirteen states. The leases are generally month to month leases with automatic monthly renewal provisions.

Payments in the amount of $5,259 were made for freight transportation and toll charges during 2015 while payments of $41,733 were made for management services during 2015. Payments of $2,315,989 were also made for equipment parts and maintenance services during 2015.

We made payments to subsidiaries of Oakland Financial Corporation during 2015 in the amount of $936,293 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries of Oakland Financial Corporation is recouped by us from the independent contractors. We also purchase physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. During 2015, we made payments for these policies in the amount of $1,326,311, and received $3,641,698 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2015, we made premium payments of $10,592,550 for commercial auto liability and general liability coverage under these policies.

We purchase workers compensation insurance coverage through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2015, we made payments of $290,689 for workers compensation coverage under this policy.

On December 6, 2007, we entered into a Consulting Agreement with Mr. Manuel Moroun for a one-year term that automatically renewed for four additional one-year periods. During 2013, the Company renewed this agreement under the same terms and conditions for an additional five-year period. Pursuant to the agreement, Mr. Manuel Moroun provided consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, which was paid in quarterly installments.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue transactions with subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in 2016 that are similar to those described above.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2015 Annual Report to Stockholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, is available to stockholders who make a written request for it to our Secretary, Allen West, at our principal executive office, Post Office Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents. The Annual Report is also available on our website at www.pamtransport.com under the caption of “Investors.”

STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder to be included in the proxy statement at the 2017 annual meeting of stockholders, the proposal must be received at our principal executive office not later than November 22, 2016, the date that is 120 days before the first anniversary of the date of this Proxy Statement. The proposal should be directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

In connection with our annual meeting of stockholders to be held in 2017, if we do not receive notice of a matter or proposal to be considered by February 5, 2017, then the persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

Daniel H. Cushman President and Chief Executive Office

March 22, 2016

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P.A.M. Transportation Services, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2016.

Vote by Internet

- Go to **www.envisionreports.com/PTSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Fredrick P. Calderone	☐	☐	02 - Daniel H. Cushman	☐	☐	03 - W. Scott Davis	☐	☐
04 - Norman E. Hamed	☐	☐	05 - Franklin H. McLarty	☐	☐	06 - Manuel J. Moroun	☐	☐
07 - Matthew T. Moroun	☐	☐	08 - Daniel C. Sullivan	☐	☐			

3. In their discretion, upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
The proxy statement and annual report to shareholders are available at: **www.envisionreports.com/PTSI**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P.A.M. Transportation Services, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Daniel H. Cushman and Allen W. West, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Tuesday, April 26, 2016, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES LISTED AND FOR PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.